Exhibit 99

An Open Letter to Our Customers

April 15, 2004

To Our Customers:

This is a report to provide you with current information on Union Pacific service issues.

Today, we find ourselves in the position of having more business in certain geographic areas than we can handle at this time, and the resulting pressure on our resources has caused a deterioration of service. We recognize that we are failing to satisfy your expectations as well as our own. We know that many of you are concerned about our ability to provide reliable transportation at a time when your business needs are growing…in some cases rapidly.

Here is how we got into this situation:

The problem started with a shortage of train crews. Our manpower plan going into 2003 was developed by analyzing our historic business levels and by surveying our customers to learn their anticipated needs for the upcoming year. We took into account that forecasted economic growth for the prior two years had not materialized. Based on these factors, we made the decision to keep our manpower tight. The year 2003 started out, as had the prior two years, with actual demand substantially below our projections. This continued through the first three quarters and our decision to keep manpower levels tight appeared to be correct. However, unlike 2001 and 2002 when the planned recovery didn’t materialize, demand turned quickly upward in the fourth quarter of 2003.

A word about manpower at the railroad: There is a very long lead time from the time an employee is hired until he or she is qualified for train service. New employees must complete classroom and on-the-job training that lasts at least 14 weeks before they can become a brakeman/conductor. Locomotive engineers are drawn from the ranks of experienced conductors and must then complete an additional training program that can take six months. Both positions are subject to stringent federal and company safety rules that limit the amount of time they can be on duty in any given 24-hour period.

This time-consuming process severely limits our ability to ramp up quickly in response to sudden increases in demand and prevents a quick fix. As a result, when the economic recovery actually appeared in the latter part of last year, and demand surged, we could not add qualified crews fast enough—in effect reducing the capacity of our system.

Starting just before the last quarter of 2003, demand began increasing across all our businesses at rates well beyond the high end of our planning, and it accelerated further in the first quarter of this year. For example, we projected that our whole-grain business would increase 5.6 % during the first quarter of 2004. We actually handled 9.9% more traffic while demand was up 15.0%. Similarly, lumber shipments were projected to be up 3 to 4% as we put our plan together, but first quarter demand jumped to the 20 to 23% range. Our actual performance was 8.5% above first quarter 2003—about twice the level for which we had planned. One large customer told us to plan on an increase of 6% for this year and its shipments are up 19%. There are many similar examples in all of our business groups where demand was several times higher than predicted. While we are usually pleased with increases in demand, our inability to quickly meet these new levels has become obvious—and is very frustrating.

The combination of a shortage of train crews and the dramatic increase in demand for service created huge stress on our system. This strain manifested itself by increasing the time it takes to recover from external problems such as winter storms and major derailments. While a fully resourced system could recover in a few days from a severe storm such as we experienced in the Pacific Northwest in January or those that followed in the Midwest, it took us several weeks. Usually the disruption from a major service interruption is manageable; however, without a resilient system, the effects are far reaching and time consuming.

With our recovery capacity reduced, our system velocity began to slow late in January. This, in turn, makes the system less efficient and consumes more of our basic resources: crews, locomotives, freight cars, main lines and terminal capacity. As more of these resources are consumed, the system’s ability to recover is further degraded, making recovery even more difficult.

Here is what we have done to date to restore our system:

•	We are hiring and training people as fast as we can consistent with maintaining high safety standards.

Since we began hiring last fall to meet higher demand levels, we have hired over 2,700 people for train service and are on plan to hire an additional 1,250 people in the second quarter alone. In fact, a total of 961 trainmen completed training in the first quarter of 2004 and an additional 397 will graduate in April. Nearly 3,700 people will complete their training and enter train service by September. In the meantime, we also moved employees back into service from other segments of the workforce, shifted qualified employees from surplus areas to areas with shortages, and temporarily borrowed employees from other railroads. New conductors and switchmen are pouring onto the system, but we need to train more conductors to be engineers. A major focus for the next few months will be to qualify more engineers to run our trains.

•	We are acquiring additional locomotives as quickly as they are available.

Our original plan for 2004 was to acquire 150 new locomotives. In response to the increased demand, we are taking delivery this year on an additional 120 units previously scheduled for 2005. Also, we have leased 300 more units under short-term leases. We are negotiating for an additional 50 similar units, for a total of 620 units. If needed we have the option to pull ahead the delivery of an additional 125 new units. This represents all of the locomotives available on the market this year. Lastly, we are delaying the retirement of older units until we are sure they are no longer needed.

•	We are taking other steps to increase our system velocity.

We created special Customer Service Centers in the critical locations of Phoenix, AZ, and West Colton, CA. We are building temporary transloading facilities in California and Arizona to keep rail cars out of congested yards, and we are rebuilding a number of tracks in key rail yards to expand their capacity. We are rebuilding one of our rail yards in Los Angeles and reopening our switching yard in Yermo, CA. These actions are allowing us to first recover our fluidity in that region and then to manage the increased demands for service in the West.

•	We are managing the flow of rail cars onto our network.

We are curtailing several resource intensive trains on our Sunset Corridor between Los Angeles and the East. We are working with a number of customers on switching schedules and other scheduling opportunities as well.

With the current demand for transportation far outstripping the available supply, the most effective tool we have to control volume growth on our railroad is price. As such, we are taking pricing actions to bring supply and demand into balance.

Here is how we are also investing for the future:

•	We are investing for capacity growth.

We plan to spend approximately $2 billion of capital this year—an increase of 8% over 2003, including a 68% increase in capacity spending targeting key corridors. We are adding Centralized Traffic Control on our line between Chicago and Omaha, doubletracking more of the Sunset Route, and improving our Chicago-Texas-Mexico capacity.

We’ll invest over $200 million in manifest and intermodal terminals in 2004; an increase of 35% over last year, with projects designed to support growth in many areas of the business.

In fact, Union Pacific has spent $18 billion of capital since the UP/SP merger to replace rail and ties, add capacity, and to invest in other assets.

Here are the current problem areas.

We confront our greatest challenges in Southern California, the Phoenix and Tucson areas, and throughout the western part of our system, where the crew shortages are greatest. We recently faced a new difficulty across the border in Mexico, where floods washed out a major bridge on Ferromex, south of Eagle Pass, TX. This contributed toward some congestion in the Houston area, although most of our Southern Region is in good shape. We just finished a major track project in Central Texas, which should improve traffic flows to and from Houston. We suffered from two major derailments that crippled us last month in the Midwest. One shut down our Chicago-Omaha main line in Iowa, and it was followed immediately by a derailment that destroyed a bridge on our busy line northwest of Kansas City. Those routes have largely been restored.

In conclusion, we are experiencing record demand that is negatively impacting our velocity and service levels. We are intensely focused on the steps outlined above—hiring and training qualified train crews, acquiring sufficient numbers of locomotives, adjusting our operating plans to reflect increased demand, and investing for future capacity.

We will continue to provide regular updates on our situation so that you can accurately assess our progress. Efficient and timely service is our goal and we look forward to once again achieving this important objective.

Jack Koraleski
Executive Vice President-Marketing and Sales

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